Alliance HealthCare Services	News Release
Page 1 of 13	March 9, 2017

Exhibit 99.1

NEWS RELEASE
CONTACT
Rhonda Longmore-Grund
Executive Vice President Chief Financial Officer
949.242.5300

ALLIANCE HEALTHCARE SERVICES REPORTS FOURTH QUARTER

& FULL YEAR 2016 RESULTS

Company Announces 2017 Guidance

NEWPORT BEACH, CA — March 9, 2017 — Alliance HealthCare Services, Inc. (NASDAQ: AIQ) (the “Company,” “Alliance,” “we” or “our”), a leading national provider of outsourced radiology, oncology and interventional services, announced today the results for the fourth quarter and full year ended December 31, 2016, and provided 2017 guidance.

Full Year 2016 Highlights

•	The Company reported revenue totaling $505.5 million, a $32.5 million or 6.9% increase year-over-year.
•	The Company generated $131.5 million of Adjusted EBITDA (as defined below), a $0.2 million or 0.2% increase year-over-year.
•	The Company continued to generate strong cash flow with $108.8 million in operating cash flows for full year 2016, compared to $92.5 million in the prior year.
•

Net Income Per Share before the impact of shareholder transaction expenses and one time step up gains from 2015 was $0.56 for full year 2016, compared to $0.15 in 2015.  GAAP Net Income per share was $0.04 for the full year 2016, compared to $0.62 in 2015.

•	Alliance Radiology revenue increased by 3.3% to $350.8 million with strong same-store volume growth of +1.6% for MRI and +6.7% for PET/CT for full year 2016.
•	Alliance Oncology revenue increased 7.3% to $107.2 million for full year 2016 with same-store volume growth of +2.9% for LINAC and +0.4% for SRS.
•	Alliance Interventional revenue increased 37.3% to $45.6 million for full year 2016.
•	Our results for this year were in line with full-year 2016 guidance for revenue, which ranged from $505 million to $535 million, and Adjusted EBITDA, which ranged from $130 million to $150 million.

Fourth Quarter 2016 Highlights

•	The Company reported revenue totaling $129.4 million for the fourth quarter, a $5.1 million or 4.1% increase over the fourth quarter of last year.
•	The Company generated $31.5 million of Adjusted EBITDA (as defined below) for the quarter, a $1.7 million or 5.2% decrease from the fourth quarter of last year.
•	Adjusted Net Income Per Share (as defined below) was $0.11, and GAAP net loss per share was $0.20 for the quarter.
•	The Company continued to generate strong cash flow with $26.7 million of quarterly operating cash flow.

Alliance HealthCare Services	News Release
Page 2 of 13	March 9, 2017

2016 Financial Results

“During 2016 we successfully executed a number of initiatives to position the Company for future accelerated growth. We continued to see positive same-store volume growth in our business segments in full year 2016. The heavy year-over-year price impact in our Radiology segment is largely behind us, having successfully renewed the majority of our contracts with customers over the last few years,” stated Tom Tomlinson, Chief Executive Officer and President of Alliance HealthCare Services. “Results for the fourth quarter trailed our internal expectations somewhat, driven primarily by continued physician capacity challenges in our Interventional business and some same-store volume softness across MRI and Stereotactic Radiosurgery. In addition, we began to absorb some impact from staff and resources we have added as we explore opportunities in China. Looking ahead, we expect our growth investments and improving execution to deliver strong growth in both revenue and earnings in 2017,” continued Mr. Tomlinson.

For full year 2016, revenue increased to $505.5 million, compared to $473.1 million in 2015. This increase was primarily due to an increase in Interventional, Radiology and Oncology revenue of $12.4 million, $11.2 million, and $7.3 million, respectively, when compared to 2015. Revenue for the fourth quarter of 2016 increased to $129.4 million, compared to $124.3 million in the fourth quarter of 2015. This increase was primarily due to increases in Radiology and Oncology revenue of $1.9 million and $3.8 million, respectively, partially offset by a decrease of $1.2 million in Interventional revenue.

For full year 2016, Adjusted EBITDA increased to $131.5 million, compared to $131.3 million in 2015. The year-over-year increase was primarily due to increases in earnings from Radiology and Oncology, partially offset by Corporate investments as well as a decline in the Interventional segment. Adjusted EBITDA growth in both Radiology and Oncology was driven by year-over-year same-store volume growth as well as the addition of new partnerships such as Pacific Cancer Institute and the Northern Alabama Cancer Care Network. Alliance’s Adjusted EBITDA for the fourth quarter of 2016 decreased 5.2% to $31.5 million from $33.3 million in the fourth quarter of 2015. The Radiology and Oncology segments continued to provide quarter-over-quarter growth in Adjusted EBITDA, offset, however, by Corporate investments as well as a decrease in Interventional earnings. Increases in Radiology and Oncology were attributable to strong continued same-store volume growth across both divisions and net new sales and partnerships. The declines in the Interventional business was driven by challenges in physician capacity as well as additional platform investments made to strengthen management and development capabilities. Corporate / Other Adjusted EBITDA decreased due to additional investments in organization, systems and infrastructure to support expanded workforce, entities and partnerships, and gains on asset sales that occurred in the fourth quarter of 2015 that did not recur in the fourth quarter of 2016.

For full year 2016, net income totaled $0.5 million, compared to $6.7 million in 2015. The $6.2 million decrease is largely due to the net impact of a $10.7 million non-cash gain in the second half of 2015 which did not recur in 2016, as well as a $6.6 million increase in certain expenses related to Tahoe Investment Group Co., Ltd.’s (“Tahoe’s”) majority ownership purchase of common stock from the Company’s former shareholders on March 29, 2016 (“Tahoe Transaction”). These expenses were borne by both the buyer and sellers involved in the Tahoe transaction and not by the Company. Excluding the one-time cash gain and the expenses related to the Tahoe transaction on a tax-effected basis, the net income attributable to Alliance would have been $1.7 million in 2015, compared to $6.1 million in the current year.

For full year 2016, GAAP net income per share on a diluted basis was $0.04 per share, compared to $0.62 in 2015. Excluding the impact of the one-time non-cash gain and the expenses related to the Tahoe Transaction, GAAP net income per share on a diluted basis would have been $0.56 for full year 2016, compared to $0.15 in 2015. Adjusted Net Income Per Share was $0.85 and $1.28 for full years 2016 and 2015, respectively. GAAP net income per share on a diluted basis was impacted by net charges of $0.81, compared to $0.66 in 2015, which were comprised of: severance and related costs; restructuring charges; transaction costs; shareholder transaction costs; deferred financing costs in connection with the Tahoe Transaction; impairment charges; legal matters expense, net; changes in fair value of contingent consideration related to acquisitions; non-cash gain on step acquisition; other non-cash (benefits) charges; and differences in the GAAP income tax rate from our historical income tax rate of 42.5%.

Cash flows provided by operating activities totaled $108.8 million for full year 2016, compared to $92.5 million in 2015. For the full year 2016, total capital expenditures, including cash paid for equipment purchases and deposits on equipment and including capital leases, totaled $74.7 million compared to $82.9 million in 2015. Growth capital expenditures totaled $33.2 million and maintenance capital expenditures totaled $41.5 million.

Alliance HealthCare Services	News Release
Page 3 of 13	March 9, 2017

Alliance’s gross debt, defined as total long-term debt (including current maturities but excluding the impact of deferred financing costs), decreased $4.5 million to $573.2 million at December 31, 2016 from $577.7 million at December 31, 2015. Alliance’s net debt, defined as total long-term debt (including current maturities but excluding the impact of deferred financing costs) less cash and cash equivalents, increased $11.4 million to $551.0 million at December 31, 2016 from $539.6 million at December 31, 2015. Cash and cash equivalents were $22.2 million at December 31, 2016 and $38.1 million at December 31, 2015.

Alliance’s total debt, as defined above, divided by the last twelve months Consolidated Adjusted EBITDA was 4.03x for the twelve month period ended December 31, 2016, compared to 4.13x for the quarter ended September 30, 2016 and 4.10x for the year ended December 31, 2015. Alliance’s net debt, as defined above, divided by the last twelve months Consolidated Adjusted EBITDA was 3.87x for the twelve month period ended December 31, 2016, compared to 3.83x for the year ended December 31, 2015.

Full Year 2017 Guidance

“With respect to our guidance for 2017, we are looking for balanced growth in Revenue and Adjusted EBITDA. The revenue momentum that has been evident throughout the previous year will enable us to drive earnings growth as we leverage existing investments that have been made in new clinical sites and strengthening our team. We will also make meaningful progress towards our long-term goal of reducing leverage to the 3.5x Adjusted EBITDA range,” stated Mr. Tomlinson.

Alliance’s full year 2017 guidance ranges are as follows:

(in millions)	Ranges
Revenue	$529 - $540
Adjusted EBITDA	$135 - $140
Capital expenditures	$54 - $70
Maintenance	$30 - $35
Growth	$24 - $35

Decrease in long-term debt, net of the change in

   cash and cash equivalents (before investments in

   acquisitions), before growth capital expenditures

   or “free cash flow before growth capital expenditures”

$50 - $55
Decrease in long-term debt, net of the change in cash and cash equivalents (before investments in acquisitions), after growth capital expenditures or “free cash flow after growth capital expenditures”	$19 - $26

Full Year 2016 Earnings and 2017 Guidance Conference Call

Investors and all others are invited to listen to a conference call discussing fourth quarter 2016 and full year 2016 results as well as 2017 guidance. The conference call is scheduled for Thursday, March 9, 2017 at 5 p.m. Eastern Time. Additionally, a live webcast of the call will be available on the Company’s website at www.alliancehealthcareservices-us.com. Click on “About Us,” then, “Investor Relations.” You will find the Audio Presentation in the “News & Events” section. A replay of the webcast will be available on the Company’s website until May 9, 2017.

The conference call can be accessed at 877.638.4550 (International callers can dial 443.961.0596). Interested parties should call at least five minutes prior to the call to register. A telephone replay will be available until May 3, 2017. The telephone replay can be accessed by calling 800.585.8367. The conference call identification number is 10068564.

Alliance HealthCare Services	News Release
Page 4 of 13	March 9, 2017

Definition of Non-GAAP Measures

Total Adjusted EBITDA and Adjusted Net Income Per Share are not measures of financial performance under generally accepted accounting principles in the United States (“GAAP”).

For a more detailed discussion of these non-GAAP financial measures and a reconciliation to the most directly comparable GAAP financial measure, see the section entitled “Non-GAAP Measures” included in the tables following this release.

About Alliance HealthCare Services

Alliance HealthCare Services (NASDAQ: AIQ) is a leading national provider of outsourced medical services including radiology, oncology and interventional. We partner with healthcare providers and hospitals to provide a full continuum of services from mobile to fixed-site to comprehensive service line management and joint venture partnerships. We also operate freestanding clinics and Ambulatory Surgical Centers (“ASCs”) that are not owned by hospitals or providers.

As of December 31, 2016, Alliance operated 625 diagnostic radiology and radiation therapy systems, including 113 fixed-site radiology centers across the country, and 33 radiation therapy centers and SRS facilities. With a strategy of partnering with hospitals, health systems and physician practices, Alliance provides quality clinical services for over 1,100 hospitals and other healthcare partners in 46 states, where approximately 2,450 Alliance Team Members are committed to providing exceptional patient care and exceeding customer expectations. For more information, visit www.alliancehealthcareservices-us.com.

Forward-Looking Statements

This press release contains forward-looking statements relating to future events, including statements related to the Company’s long-term growth strategy and efforts to diversify its business model, the Company’s plans to expand its Interventional Division, both organically and through one or more acquisitions, the Company’s expectations regarding growth across the Company’s divisions, the expansion of its service footprint and revenue growth, maximizing shareholder value, and the Company’s Full Year 2017 Guidance, including its forecasts of revenue, Adjusted EBITDA, capital expenditures, and decrease (increase) in long-term debt. In this context, forward-looking statements often address the Company’s expected future business and financial results and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks” or “will.” Forward-looking statements by their nature address matters that are uncertain and subject to risks. Such uncertainties and risks include: changes in the preliminary financial results and estimates due to the restatement or review of the Company’s financial statements; the nature, timing and amount of any restatement or other adjustments; the Company’s ability to make timely filings of its required periodic reports under the Securities Exchange Act of 1934; issues relating to the Company’s ability to maintain effective internal control over financial reporting and disclosure controls and procedures; the Company’s high degree of leverage and its ability to service its debt; factors affecting the Company’s leverage, including interest rates; the risk that the counterparties to the Company’s interest rate swap agreements fail to satisfy their obligations under these agreements; the Company’s ability to obtain financing; the effect of operating and financial restrictions in the Company’s debt instruments; the Company’s ability to comply with reporting obligations and other covenants under the Company’s debt instruments, the failure of which could cause the debt to become due; the accuracy of the Company’s estimates regarding its capital requirements; the effect of intense levels of competition and overcapacity in the Company’s industry; changes in the methods of third party reimbursements for medical imaging, oncology and interventional services; fluctuations or unpredictability of the Company’s revenues, including as a result of seasonality; changes in the healthcare regulatory environment; the Company’s ability to keep pace with technological developments within its industry; the growth or lack thereof in the market for radiology, oncology, interventional and other services; the disruptive effect of hurricanes and other natural disasters; adverse changes in general domestic and worldwide economic conditions and instability and disruption of credit and equity markets; difficulties the Company may face in connection with recent, pending or future acquisitions, including unexpected costs or liabilities resulting from the acquisitions, diversion of management’s attention from the operation of the Company’s business, costs, delays and impediments to completing the acquisitions, and risks associated with integration of the acquisitions; and other risks and uncertainties identified in the Risk Factors section of the Company’s Form 10-K for the year ended December 31, 2016, filed with the Securities and Exchange Commission (the “SEC”), as may be modified or supplemented by our subsequent filings with the SEC. These uncertainties may cause actual future results or outcomes to differ materially from those expressed in the Company’s forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake to update its forward-looking statements except as required under the federal securities laws.

Alliance HealthCare Services	News Release
Page 5 of 13	March 9, 2017

ALLIANCE HEALTHCARE SERVICES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

AND COMPREHENSIVE INCOME

(in thousands, except per share amounts)

	Quarter Ended December 31, (unaudited)		Year Ended December 31, (audited)
	2016	2015	2016	2015
Revenues	$129,387	$124,337	$505,549	$473,054
Costs and expenses:
Cost of revenues, excluding depreciation and amortization	73,761	72,676	285,746	269,104
Selling, general and administrative expenses	25,162	22,173	96,663	88,471
Transaction costs	900	1,332	1,886	3,296
Shareholder transaction costs	703	1,853	4,219	1,853
Severance and related costs	724	616	3,910	1,347
Impairment charges	632	—	632	6,817
Depreciation expense	14,295	12,643	54,972	48,595
Amortization expense	3,068	2,418	10,561	9,325
Interest expense, net	9,067	6,659	34,506	26,241
Other income, net	(337)	(1,931)	(6,586)	(12,255)
Total costs and expenses	127,975	118,439	486,509	442,794
Income before income taxes, earnings from unconsolidated investees, and noncontrolling interest	1,412	5,898	19,040	30,260
Income tax (benefit) expense	(285)	1,232	2,852	6,536
Earnings from unconsolidated investees	(363)	(344)	(1,290)	(3,391)
Net income	2,060	5,010	17,478	27,115
Less: Net income attributable to noncontrolling interest	(4,194)	(5,262)	(16,985)	(20,373)
Net (loss) income attributable to Alliance HealthCare Services, Inc.	$(2,134)	$(252)	$493	$6,742

Comprehensive income (loss), net of taxes:
Net income	2,060	5,010	17,478	27,115
Unrealized gain (loss) on hedging transactions, net of taxes	122	(29)	104	(178)
Reclassification adjustment for losses included in net income, net of taxes	181	18	417	18
Comprehensive income, net of taxes	2,363	4,999	17,999	26,955
Less: Comprehensive income attributable to noncontrolling interest	(4,194)	(5,262)	(16,985)	(20,373)
Comprehensive (loss) income attributable to Alliance HealthCare Services, Inc.	$(1,831)	$(263)	$1,014	$6,582

(Loss) income per common share attributable to Alliance HealthCare Services, Inc.:
Basic	$(0.20)	$(0.02)	$0.05	$0.63
Diluted	$(0.20)	$(0.02)	$0.04	$0.62
Weighted average number of shares of common stock and common stock equivalents:
Basic	10,897	10,742	10,866	10,741
Diluted	10,897	10,802	10,959	10,849

Alliance HealthCare Services	News Release
Page 6 of 13	March 9, 2017

ALLIANCE HEALTHCARE SERVICES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Audited)

(in thousands)

	December 31,
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$22,241	$38,070
Accounts receivable, net of allowance for doubtful accounts	77,496	73,208
Prepaid expenses	9,568	13,463
Other current assets	3,853	3,206
Total current assets	113,158	127,947
Plant, property and equipment, net	204,814	177,188
Goodwill	119,130	102,782
Other intangible assets, net	198,977	162,923
Other assets	23,785	32,820
Total assets	$659,864	$603,660
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$28,185	$20,796
Accrued compensation and related expenses	24,895	19,933
Accrued interest payable	3,308	3,323
Current portion of long-term debt	17,298	17,732
Current portion of obligations under capital leases	3,354	2,674
Other accrued liabilities	29,323	36,453
Total current liabilities	106,363	100,911
Long-term debt, net of current portion	515,407	540,353
Obligations under capital leases, net of current portion	12,686	10,332
Deferred income taxes	25,818	23,020
Other liabilities	9,093	6,664
Total liabilities	669,367	681,280

Stockholders’ deficit:
Common stock	110	108
Treasury stock	(3,138)	(3,138)
Additional paid-in capital	61,353	29,297
Accumulated comprehensive income (loss)	10	(511)
Accumulated deficit	(197,900)	(198,393)
Total stockholders’ deficit attributable to Alliance HealthCare Services, Inc.	(139,565)	(172,637)
Noncontrolling interest	130,062	95,017
Total stockholders’ deficit	(9,503)	(77,620)
Total liabilities and stockholders’ deficit	$659,864	$603,660

Alliance HealthCare Services	News Release
Page 7 of 13	March 9, 2017

ALLIANCE HEALTHCARE SERVICES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Audited)

(in thousands)

	Year Ended December 31,
	2016	2015
Operating activities:
Net income	$17,478	$27,115
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for doubtful accounts	2,255	2,911
Share-based payment	2,713	1,701
Depreciation and amortization	65,533	57,920
Amortization of deferred financing costs	8,126	2,554
Accretion of discount on long-term debt	513	481
Adjustment of derivatives to fair value	727	29
Distributions from unconsolidated investees	1,335	3,880
Earnings from unconsolidated investees	(1,290)	(3,391)
Deferred income taxes	1,780	6,350
Gain on sale of assets, net	(1,133)	(1,883)
Changes in fair value of contingent consideration related to acquisitions	(4,790)	—
Non-cash gain on step acquisition	—	(10,672)
Other non-cash gain	(423)	(209)
Impairment charges	632	6,817
Excess tax benefit from share-based payment arrangements	(100)	5
Changes in operating assets and liabilities, net of the effects of acquisitions:
Accounts receivable	(6,270)	(7,112)
Prepaid expenses	3,567	(877)
Other current assets	1,267	1,494
Other assets	(881)	2,607
Accounts payable	8,040	3,442
Accrued compensation and related expenses	4,962	(1,363)
Accrued interest payable	(15)	168
Income taxes payable	868	40
Other accrued liabilities	3,888	454
Net cash provided by operating activities	108,782	92,461
Investing activities:
Equipment purchases	(56,401)	(55,511)
Increase in deposits on equipment	(11,768)	(15,751)
Acquisitions, net of cash received	(25,912)	(49,140)
Proceeds from sale of assets	1,830	1,941
Net cash used in investing activities	(92,251)	(118,461)

Alliance HealthCare Services	News Release
Page 8 of 13	March 9, 2017

ALLIANCE HEALTHCARE SERVICES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)

(Audited)

(in thousands)

	Year Ended December 31,
	2016	2015
Financing activities:
Principal payments on equipment debt and capital lease obligations	$(16,925)	$(12,697)
Proceeds from equipment debt	7,101	27,049
Principal payments on term loan facility	(5,200)	(9,951)
Proceeds from term loan facility	—	29,850
Principal payments on revolving loan facility	(61,000)	(33,000)
Proceeds from revolving loan facility	63,000	50,500
Payments of debt issuance costs and deferred financing costs	(25,741)	(808)
Distributions to noncontrolling interest in subsidiaries	(23,526)	(21,659)
Contributions from noncontrolling interest in subsidiaries	1,411	1,732
Issuance of common stock	1	1
Excess tax benefit from share-based payment arrangements	100	(5)
Proceeds from exercise of stock options	614	25
Settlement of contingent consideration related to acquisitions	(825)	—
Proceeds from shareholder transaction	28,630	—
Net cash (used in) provided by financing activities	(32,360)	31,037
Net (decrease) increase in cash and cash equivalents	(15,829)	5,037
Cash and cash equivalents, beginning of period	38,070	33,033
Cash and cash equivalents, end of period	$22,241	$38,070
Supplemental disclosure of cash flow information:
Interest paid	$25,368	$23,373
Income taxes refunded, net	(3,852)	(664)
Supplemental disclosure of non-cash investing and financing activities:
Net book value of assets exchanged	170	199
Capital lease obligations related to the purchase of equipment	6,558	11,273
Changes in equipment purchases in accounts payable and accrued equipment	(4,591)	3,700
Extinguishment of note receivable	—	3,071
Transfer of equity investment as consideration in step acquisition	—	721
Transfer of assets as consideration in acquisitions	9,900	477
Transfer of fair value of equity investment in step acquisition	—	13,645
Noncontrolling interest assumed in connection with acquisitions	39,141	36,231
Mandatorily redeemable noncontrolling interest in connection with acquisition	—	2,386
Fair value of contingent consideration related to acquisitions	420	5,750

Alliance HealthCare Services	News Release
Page 9 of 13	March 9, 2017

ALLIANCE HEALTHCARE SERVICES, INC.

NON-GAAP MEASURES

Total Adjusted EBITDA and Adjusted Net Income Per Share (the “Non-GAAP Measures”) are not measures of financial performance under generally accepted accounting principles in the U.S. (“GAAP”).

Total Adjusted EBITDA, as defined by the Company’s management, is consistent with the definition in the Company’s Credit Agreement and represents net (loss) income before: income tax (benefit) expense; interest expense, net; depreciation expense; amortization expense; share-based payment; severance and related costs; net income attributable to noncontrolling interest; restructuring charges; transaction costs; shareholder transaction costs; impairment charges; legal matters expense, net; changes in fair value of contingent consideration related to acquisitions; non-cash gain on step acquisition; and other non-cash (benefits) charges, which include non-cash (gains) losses on sales of assets. The components used to reconcile net (loss) income to Total Adjusted EBITDA are consistent with our historical presentation of Total Adjusted EBITDA.

Adjusted Net Income Per Share, as defined by the Company’s management, represents net (loss) income before: severance and related costs; restructuring charges; transaction costs; shareholder transaction costs; deferred financing costs in connection with shareholder transaction; impairment charges; legal matters expenses, net; changes in fair value of contingent consideration related to acquisitions; non-cash gain on step acquisition; other non-cash (benefits) charges; and differences in the GAAP income tax rate compared to our historical income tax rate. The components used to reconcile net (loss) income per share to Adjusted Net Income Per Share are consistent with our historical presentation of Adjusted Net Income Per Share.

Management uses the Non-GAAP Measures, and believes they are useful measures for investors, for a variety of reasons. Management regularly communicates the results of its Non-GAAP Measures and management’s interpretation of such results to its board of directors. Management also compares the Company’s results of its Non-GAAP Measures against internal targets as a key factor in determining cash incentive compensation for executives and other employees, largely because management feels that these measures are indicative of how our radiology, oncology and interventional businesses are performing and are being managed. The diagnostic imaging and radiation oncology industry continues to experience significant consolidation. These activities have led to significant charges to earnings, such as those resulting from acquisition costs, and to significant variations among companies with respect to capital structures and cost of capital (which affect interest expense) and differences in taxation and book depreciation of facilities and equipment (which affect relative depreciation expense), including significant differences in the depreciable lives of similar assets among various companies. In addition, management believes that because of the variety of equity awards used by companies, the varying methodologies for determining non-cash share-based compensation expense among companies and from period to period, and the subjective assumptions involved in that determination, excluding non-cash share-based compensation from Adjusted EBITDA enhances company-to-company comparisons over multiple fiscal periods and enhances the Company’s ability to analyze the performance of its radiology, oncology and interventional businesses.

In the future, the Company expects that it may incur expenses similar to the excluded items discussed above. Accordingly, the exclusion of these and other similar items in the Company’s non-GAAP presentation should not be interpreted as implying that these items are non-recurring, infrequent or unusual. The Non-GAAP Measures have certain limitations as analytical financial measures, which management compensates for by relying on the Company’s GAAP results to evaluate its operating performance and by considering independently the economic effects of the items that are or are not reflected in the Non-GAAP Measures. Management also compensates for these limitations by providing GAAP-based disclosures concerning the excluded items in the Company’s financial disclosures. As a result of these limitations and because the Non-GAAP Measures may not be directly comparable to similarly titled measures reported by other companies, however, the Non-GAAP Measures should not be considered as an alternative to the most directly comparable GAAP measure, or as an alternative to any other GAAP measure of operating performance.

Alliance HealthCare Services	News Release
Page 10 of 13	March 9, 2017

The calculation of Adjusted EBITDA is shown below:

	Quarter Ended December 31,		Year Ended December 31,
(in thousands)	2016	2015	2016	2015
Net (loss) income attributable to Alliance HealthCare Services, Inc.	$(2,134)	$(252)	$493	$6,742
Income tax (benefit) expense	(285)	1,232	2,852	6,536
Interest expense, net	9,067	6,659	34,506	26,241
Depreciation expense	14,295	12,643	54,972	48,595
Amortization expense	3,068	2,418	10,561	9,325
Share-based payment (included in “Selling, general and administrative expenses”)	526	459	3,176	1,701
Severance and related costs	724	616	3,910	1,347
Net income attributable to noncontrolling interest	4,194	5,262	16,985	20,373
Restructuring charges	—	620	1,635	1,327
Transaction costs	900	1,332	1,886	3,296
Shareholder transaction costs	703	1,853	4,219	1,853
Impairment charges	632	—	632	6,817
Legal matters expense, net (included in “Selling, general and administrative expenses”)	—	1,088	106	6,915
Changes in fair value of contingent consideration related to acquisitions (included in “Other income, net”)	(150)	—	(4,790)	—
Non-cash gain on step acquisition (included in “Other income, net”)	—	(722)	—	(10,672)
Other non-cash charges (included in “Other income, net”)	1	59	325	864
Adjusted EBITDA	$31,541	$33,267	$131,468	$131,260

Adjusted EBITDA by segment is shown below:

	Year Ended December 31,
(in thousands)	2016	2015
Adjusted EBITDA:
Radiology	$96,828	$94,475
Oncology	46,609	43,112
Interventional	3,935	5,175
Corporate / Other	(15,904)	(11,502)
Total	$131,468	$131,260

The leverage ratio calculations as of December 31, 2016 are shown below:

(dollars in thousands)	Consolidated
Total debt	$573,247
Less: Cash and cash equivalents	(22,241)
Net debt	$551,006
Last 12 months’ Adjusted EBITDA	131,468
Pro-forma acquisitions in the last 12 month period(1)	10,784
Last 12 months’ Consolidated Adjusted EBITDA	$142,252
Total leverage ratio	4.03	x
Net leverage ratio	3.87	x
(1)	Gives pro-forma effect to acquisitions occurring during the last twelve months, pursuant to the terms of the Credit Agreement.

Alliance HealthCare Services	News Release
Page 11 of 13	March 9, 2017

The reconciliation of (loss) income per diluted share attributable to Alliance HealthCare Services, Inc. – GAAP to Adjusted Net income Per Share is shown below:

	Quarter Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
(Loss) income per diluted share – GAAP	$(0.20)	$(0.02)	$0.04	$0.62
Reconciling charges (benefits) to arrive at Adjusted Net Income Per Share – non-GAAP:
Severance and related costs, net of taxes	0.04	0.03	0.21	0.07
Restructuring charges, net of taxes	—	0.03	0.09	0.07
Transaction costs, net of taxes	0.05	0.07	0.10	0.17
Shareholder transaction costs, net of taxes	0.04	0.10	0.22	0.10
Deferred financing costs in connection with shareholder transaction, net of taxes	0.10	—	0.29	—
Impairment charges, net of taxes	0.03	—	0.03	0.36
Legal matters expense, net, net of taxes	—	0.06	0.01	0.37
Changes in fair value of contingent consideration related to acquisitions, net of taxes	(0.01)	—	(0.25)	—
Non-cash gain on step acquisition, net of taxes	—	(0.04)	—	(0.57)
Other non-cash charges, net of taxes	—	—	0.02	—
GAAP income tax rate compared to our historical income tax rate	0.06	0.08	0.09	0.09
Total reconciling charges	0.31	0.33	0.81	0.66
Adjusted Net Income Per Share – non-GAAP	$0.11	$0.31	$0.85	$1.28

The reconciliation from net income to Adjusted EBITDA for the 2017 guidance range is shown below (in millions):

	2017 Full Year
	Guidance Range
Net income	$1	$2
Income tax benefit	—	(2)
Interest expense and other, net; depreciation expense; amortization expense; share-based payment and other expenses; noncontrolling interest in subsidiaries	134	140
Adjusted EBITDA	$135	$140

Alliance HealthCare Services	News Release
Page 12 of 13	March 9, 2017

ALLIANCE HEALTHCARE SERVICES, INC.

SELECTED STATISTICAL INFORMATION

	Quarter Ended December 31,
	2016	2015
MRI:
Average number of total systems	287.1	268.0
Average number of scan-based systems	220.8	218.5
Scans per system per day (scan-based systems)	9.25	9.33
Total number of scan-based MRI scans	137,068	138,395
Revenue per scan	$313.22	$304.71
Scan-based MRI revenue (in thousands)	$42,933	$42,171
Non-scan based MRI revenue (in thousands)	8,171	5,983
Total MRI revenue (in thousands)	$51,104	$48,154
PET/CT:
Average number of total systems	117.5	116.5
Average number of scan-based systems	111.5	108.3
Scans per system per day	5.55	5.44
Total number of PET/CT scans	34,637	35,315
Revenue per scan	$873.85	$876.40
Scan-based PET/CT revenue (in thousands)	$30,268	$30,950
Non-scan-based PET/CT revenue (in thousands)	958	1,014
Total PET/CT revenue (in thousands)	$31,226	$31,964
Oncology:
Linac treatments	28,096	20,134
Stereotactic radiosurgery patients	872	887
Total Oncology revenue (in thousands)	$29,058	$25,217
Interventional:
Visits	56,324	54,576
Total interventional revenue (in thousands)	$10,990	$12,213
Revenue breakdown (in thousands):
MRI revenue	$51,104	$48,154
PET/CT revenue	31,226	31,964
Other radiology revenue	6,557	6,844
Radiology revenue	88,887	86,962
Oncology revenue	29,058	25,217
Interventional revenue	10,990	12,213
Corporate / Other	452	(55)
Total revenues	$129,387	$124,337

Alliance HealthCare Services	News Release
Page 13 of 13	March 9, 2017

ALLIANCE HEALTHCARE SERVICES, INC.

SELECTED STATISTICAL INFORMATION

RADIOLOGY AND ONCOLOGY DIVISION SAME-STORE VOLUME

The Company utilizes same-store volume growth as a historical statistical measure of the MRI and PET/CT imaging procedure, linear accelerator (“Linac”) treatment and stereotactic radiosurgery (“SRS”) case growth at its customers in a specified period on a year-over-year basis. Same-store volume growth is calculated by comparing the cumulative scan, treatment or case volume at all locations in the current year quarter to the same quarter in the prior year. The group of customers whose volume is included in the scan, treatment or case volume totals is only those that received service from Alliance for the full quarter in each of the comparison periods. A positive percentage represents growth over the prior year quarter and a negative percentage represents a decline over the prior year quarter. Alliance measures each of its major radiology and oncology modalities (MRI, PET/CT, Linac and SRS) separately.

The Radiology Division same-store volume (decline) growth for the last four calendar quarters ended December 31, 2016 is as follows:

	Same-Store Volume
	MRI	PET/CT
2016
Fourth Quarter	(1.2)%	5.8%
Third Quarter	1.1%	5.3%
Second Quarter	2.0%	5.8%
First Quarter	6.6%	9.3%

The Oncology Division same-store volume growth (decline) for the last four calendar quarters ended December 31, 2016 is as follows:

	Same-Store Volume
	Linac	SRS
2016
Fourth Quarter	1.5%	(2.5)%
Third Quarter	5.7%	(4.6)%
Second Quarter	(1.1)%	(0.2)%
First Quarter	5.6%	9.0%